De Leon & Company, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS
510 NW 159th Lane
Pembroke Pines, Florida 33028
(954) 445-6478 fax (954) 438-6481
www.deleonepas.com

March 7, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC

RE :	Commission file # 0-21061 SP Holding Corporation

We have read the form 8-K of SP Holding Corporation filed on February 27, 2007. We agree with such statement under item 4.01 as it regards to our firm. We have no basis to agree or disagree with other statements made under item 4.01 or under form 8-K.

Sincerely,

/s/ De Leon & Company, P.A

De Leon & Company, P.A
Certified Public accountants

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